EXHIBIT 3.2

CERTIFICATE OF ELIMINATION

OF

NON-VOTING PERPETUAL PREFERRED STOCK

OF

HARRAH’S ENTERTAINMENT, INC.

Pursuant to Section 151(g) of the General

Corporation Law of the State of Delaware

Harrah’s Entertainment, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as of March 29, 2010 as follows:

That, pursuant to the authority conferred upon the Board of Directors of the Corporation (the “Board”) by Section 4.2 of the Amended Certificate of Incorporation of the Corporation (as amended from time to time, the “Certificate of Incorporation”), the Board, by meeting on February 23, 2010, adopted the following resolutions authorizing the elimination of the series of preferred stock of the Corporation previously designated as Non-Voting Perpetual Preferred Stock, par value $0.01 per share (the “Non-Voting Preferred Stock”), which resolutions are still in full force and effect and are not in conflict with any provisions of the Certificate of Incorporation or the Bylaws of the Corporation:

RESOLVED, that no shares of the Corporation’s Non-Voting Preferred Stock are outstanding, and because the Board desires that no shares of Non-Voting Preferred Stock be issued subject to the Amended and Restated Certificate of Designation of Non-Voting Perpetual Preferred Stock of the Corporation as filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) on March 29, 2010 (the “CD Amendment”), the officers of the Corporation be, and they hereby are, authorized, empowered and directed to execute and file with the Delaware Secretary a certificate pursuant to Sections 103 and Section 151(g) of the DGCL, substantially as previously described to the Board, setting forth these resolutions in order to eliminate from the Certificate of Incorporation all matters set forth in the CD Amendment and the powers, designations, preferences, rights, qualifications, limitations and restrictions with respect to the Non-Voting Preferred Stock.

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IN WITNESS WHEREOF, Harrah’s Entertainment, Inc. has caused this Certificate of Elimination of Non-Voting Perpetual Preferred Stock to be executed by its duly authorized officer as of the date first written above.

HARRAH’S ENTERTAINMENT, INC.

By:	/s/ Michael D. Cohen
Name: Michael D. Cohen Title: Vice President, Associate General Counsel and Corporate Secretary